Exhibit 5.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

February 21, 2025

Rumble Inc.
444 Gulf of Mexico Dr.
Longboat Key, FL 34228

Re:	Rumble Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Rumble Inc., a Delaware corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about the date hereof. The Registration Statement relates to the sale by the selling shareholder named in the Registration Statement (the “Selling Shareholder”) of up to 103,333,333 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Shares”), which were issued pursuant to the terms of that certain Transaction Agreement, dated December 20, 2024, between the Company and Tether Investments S.A. de C.V. (as successor in interest to Tether Investments Limited).

We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes, and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company.

Based on the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

Brussels Chicago       Dallas        Frankfurt       Houston        London        Los Angeles        Milan

Munich       New York        Palo Alto        Paris       Rome        San Francisco       Washington

Rumble Inc.
February 21, 2025

This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Selling Shareholder or the Shares.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP